EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: Brian J. Agen 262-636-1351   b.j.agen@na.modine.com

Modine Appoints Tom Marry Chief Operating Officer

Racine, WI – January 27, 2012 -  Modine Manufacturing Company (NYSE: MOD) today announced that its Board of Directors has appointed Thomas F. Marry to the position of Executive Vice President and Chief Operating Officer, effective January 26, 2012.  In his new role, Marry will report to Thomas Burke, President and Chief Executive Officer, and will be responsible for Modine’s global operations, Purchasing and Information Technology organizations.

Marry, 50, has been with Modine for 14 years and has held a variety of management positions, including Director of the North American Engine Group; General Manager, Truck Division; Director, Global PTC; Vice President – Asia & CPG; and most recently, Executive Vice President – Europe, Asia and CPG.  His previous experience includes multiple roles with General Motors, Robert Bosch and Milwaukee Electric Tool, in both the United States and Europe.  Tom has a Bachelor’s degree in Mechanical Engineering from the University of Illinois and an MBA from the Kellogg School of Management, Northwestern University.

“Tom is a proven leader, someone fully capable of assuming this significant leadership position, and leading Modine’s organization in the continuous improvement of our business operations and the consistent execution of our business processes,” said Thomas A. Burke, President and Chief Executive Officer.  “I am looking forward to working closely with him in this new capacity.”

About Modine
With fiscal 2011 revenues of $1.4 billion, Modine Manufacturing Company specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Our products are used in light, medium and heavy-duty vehicles; agricultural, construction and industrial equipment; heating, ventilation, air conditioning and refrigeration systems; and alternative energy systems. We employ approximately 6,800 people at 27 facilities in 14 countries. Our company’s stock trades on the New York Stock Exchange under the ticker symbol MOD. For more information, please visit www.modine.com.